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                                                                Exhibit 23.1


INDEPENDENT AUDITOR'S CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Aspec Technology, Inc.

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-22913 of Aspec Technology, Inc. of our report dated March 12, 1998, appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of Aspec Technology, Inc., "Valuation and Qualifying Accounts." This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.





Deloitte & Touche LLP
San Jose, California
April 15, 1998